GUARANTEED MINIMUM DEATH BENEFIT RIDER
   Greater of [6%] Rollup to Age [85] GMDB or Annual Ratchet to Age [85] GMDB


This rider is part of your [Contract/Certificate], and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your [Contract/ Certificate], except as modified below. In this rider, "we", " our" and "us" mean Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner.

THIS RIDER'S BENEFIT

If you have elected this rider, on the Contract Date, your [6%] Roll up to age [85] Guaranteed Minimum Death Benefit (GMDB) and Annual Ratchet to age [85] GMDB are both equal to your initial Contribution [plus any Credit]. Thereafter, the GMDB is the greater of the [6%] Rollup to Age [85] GMDB or the Annual Ratchet to Age [85] GMDB.


[6%] ROLLUP TO AGE [85] GMDB

For the [6%] Rollup to Age [85] GMDB, the GMDB is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [AXA Premier VIP Core Bond Fund, EQ/Alliance Quality Bond Fund, EQ/High Yield Fund, EQ/Money Market Fund, EQ/J.P. Morgan Core Bond, Guaranteed Interest Account and the Fixed Maturity Options [and the loan reserve for the TSA market]]) through the Annuitant's age [85] (or the Annuitant's death, if earlier), and 0% thereafter. [The GMDB interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%] and for the Money Market Dollar Cost Averaging Account, if applicable, will be [6%].] The GMDB is also adjusted for any subsequent Contributions, [Credits] and withdrawals as described under "Effects of Withdrawals" below.


ANNUAL RATCHET TO AGE [85] GMDB

For the Annual Ratchet to Age [85] GMDB, on each Contract Date anniversary through the Annuitant's age [85], if the Annuity Account Value is greater than the current GMDB, the GMDB is reset to equal the Annuity Account Value. The GMDB is also adjusted for any subsequent Contributions, [Credits] and withdrawals as described under "Effects of Withdrawals" below.


EFFECT OF WITHDRAWALS

During each Contract Year, the [6%] Roll up to Age [85] GMDB and the Annual Ratchet to Age [85] GMDB will each be reduced by withdrawals. The reduction is determined separately for each GMDB. The reduction of the GMDB is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%] or less of the GMDB as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the GMDB as of the beginning of the Contract Year, the portion of the withdrawal that exceeds [6%] and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the GMDB. (Because your Annual Ratchet to Age [85] GMDB may differ from your [6%] Roll up to Age [85] GMDB, the same withdrawal may produce a pro rata adjustment in one GMDB and not in the other GMDB.) A pro rata reduction is determined as follows:

1) Determine the amount of the withdrawal that exceeds [6%] of the GMDB as of the beginning of the Contract Year;

2) Divide the amount determined in 1) by your Annuity Account Value immediately preceding the withdrawal;

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3)   Multiply the fraction calculated in 2) by the amount of your GMDB immediately preceding the withdrawal. This is the amount of the pro rata reduction. We will reduce your GMDB by this amount. We will make this reduction as of the Transaction Date of each withdrawal.


THE COST OF THIS RIDER

The charge for this benefit is [.60%] of the GMDB determined on the Contract Date anniversary and deducted annually on the Processing Date. This charge will be deducted from the Annuity Account Value in the Investment Funds and the Guaranteed Interest Account on a pro rata basis. [ If there is insufficient value in the Investment Funds and the Guaranteed Interest Account, all or a portion of the charge will be deducted from the Annuity Account Value in the Fixed Maturity Options, if applicable, in order of the earliest expiration dates.]



GENERAL PROVISIONS OF THIS RIDER

This rider will terminate, and any charges associated therein, when the [Contract/Certificate] terminates or when the [Contract/Certificate] is continued under the Beneficiary Continuation Option, if applicable, or if the Guaranteed Minimum Income Benefit (also referred to as Living Benefit) is exercised.


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Christopher M. Condron                /s/ Pauline Sherman
    ------------------------------------      --------------------------------
    Christopher M. Condron                    Pauline Sherman
    Chairman and Chief Executive Officer      Senior Vice President, Secretary
                                              and Associate General Counsel


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2002 GMDB -- 6% or AR